Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 6 to Form S-1 of Phoenix Acquisition Limited of our report dated January 21, 2022, except for Notes 1, 3, 4, 5, 6, and 8 which are dated May 27, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Phoenix Acquisition Limited as of December 31, 2021 and for the period from July 14, 2021 (inception) through December 31, 2021 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

May 27, 2022